AMENDMENT #1 TO CONSULTING AGREEMENT

This Amendment #1 to Consulting Agreement (“Amendment”) is made and entered into on July 31, 2003 by and between Nu Skin Enterprises, Inc. (“NSE”), a Delaware corporation having its principal place of business at 75 West Center Street, Provo, Utah 84601 and Woodclyffe Group, LLC (“Consultant”) a _____ limited liability company having its principal place of business at 73 Turning Mill Lane, New Canaan, Connecticut 06840; each a “Party” and collectively the “Parties”.

RECITAL

Effective as of April 1, 2003 the parties entered into a Consulting Agreement (“Agreement”) wherein Consultant agreed to provide its services (as described in the Agreement) for a period of six months. The Agreement will expire on September 30, 2003 and it is the desire of the Parties that it be extended from that date until December 31, 2003 pursuant to the terms and conditions of this Amendment and the Agreement.

AGREEMENT

1.

The Parties hereby agree to extend the Agreement from September 30, 2003 until December 31, 2003 (“Extended Term”) at which time the Agreement shall automatically expire. During the Extended Term, Consultant shall continue to provide the services at the rates set forth in the Agreement and NSE shall continue to make payments as set forth therein.

2.

Except as and if modified herein, the terms and provisions of the Agreement shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and provisions of the Amendment, the terms and provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the Parties to this Amendment have caused it to be executed on the date first above written.

Nu Skin Enterprises, Inc.	Woodclyffe Group, LLC
/s/ M. Truman Hunt	/s/ Joe Ferreira
By: M. Truman Hunt	By: Joe Ferreira
Its: President and CEO	Its: President and CEO